Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Sow Good Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.001 par value per share	Rule 457(c)	2,179,689(1)	$7.54(2)	$16,434,855.06	$0.0001476	$2,425.78
Total Offering Amounts					$16,434,855.06		$2,425.78
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due							$2,425.78

(1)

Represents shares of common stock of the Registrant. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), the registration statement to which this table is an exhibit shall also cover any additional shares of Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Registrant’s Common Stock.

(2)

Estimated in accordance with paragraph (c) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of $7.54, which represents the average of the high and low price per share of Registrant’s common stock on November 17, 2023 as reported on the OTCQB Marketplace.

(3)	The Registrant does not have any fee offsets.